Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	News Media	Investor Relations
	Sheri Woodruff	Ed Arditte
	609-720-4399	609-720-4621
	swoodruff@tyco.com	Karen Chin
609-720-4398

TYCO ANNOUNCES ENTRY INTO
BRIDGE LOAN FACILITIES AND REVOLVING CREDIT FACILITIES

PEMBROKE, Bermuda  —  April 26, 2007 — Tyco International Ltd. (NYSE: TYC; BSX: TYC) today announced that, in connection with its planned separation into three independent, publicly traded companies, it has entered into three bridge loan facilities and three revolving credit facilities.

BRIDGE LOAN FACILITIES

On April 25, 2007, Tyco, certain of its subsidiaries and a syndicate of banks entered into three bridge loan facilities.  The aggregate commitment amount of the lenders under the bridge loan facilities is $10 billion.  Funds under the bridge loan facilities will be used, together with cash on hand, to pay for debt tendered and consents obtained pursuant to the tender offers that Tyco and certain of its subsidiaries intend to undertake in order to purchase substantially all of their outstanding public debt.

REVOLVING CREDIT FACILITIES

On April 25, 2007, Tyco, certain of its subsidiaries and a syndicate of banks entered into three revolving credit facilities.  The aggregate commitment amount of the lenders under the revolving credit facilities is initially $2.5 billion, and will increase to $4.25 billion at the time of the anticipated separation of Covidien and Tyco Electronics from Tyco.  Of the aggregate commitment amount of $4.25 billion, a $1.25 billion commitment will be available to Tyco, and a $1.5 billion commitment will be available to each of Covidien and Tyco Electronics.  The revolving credit facilities will replace Tyco’s existing revolving credit facilities and be used for working capital, capital expenditures and other corporate purposes.  Tyco initially will guarantee the new revolving credit facilities and Covidien and Tyco Electronics will each assume the obligations of Tyco with respect to one of the revolving credit facilities upon their anticipated separation from Tyco.

ABOUT TYCO

Tyco International Ltd. is a global, diversified company that provides vital products and services to customers in four business segments: Electronics, Fire & Security, Healthcare, and Engineered Products & Services.  With 2006 revenue of $41 billion, Tyco employs approximately 240,000 people worldwide.  More information on Tyco can be found at www.tyco.com.

FORWARD-LOOKING STATEMENTS
This release may contain certain forward-looking statements. These statements are based on management’s current expectations and are subject to risks, uncertainty and changes in circumstances, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. All statements contained herein that are not clearly historical in nature are forward-looking and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. The forward-looking statements in this release include statements addressing the following subjects: future financial condition and operating results. Economic, business, competitive and/or regulatory factors affecting Tyco’s businesses are examples of factors, among others, that could cause actual results to differ materially from those described in the forward-looking statements. Tyco is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise. More detailed information about these and other factors is set forth in Tyco’s Annual Report on Form 10-K and 10-K/A for the fiscal year ended Sept. 29, 2006 and in Tyco’s Quarterly Report on Form 10-Q and 10-Q/A for the fiscal quarter ended Dec. 29, 2006.

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